Exhibit 10.2

AMENDMENT TO THE

BPZ ENERGY, INC.

2007 LONG-TERM INCENTIVE COMPENSATION PLAN

WHEREAS, BPZ Resources, Inc. (the “Company”) adopted and maintains the BPZ Energy, Inc. 2007 Long-Term Incentive Compensation Plan (the “Plan”), effective as of June 4, 2007, to provide an opportunity for its eligible employees and certain independent contractors to earn long term incentive awards in consideration for their services;

WHEREAS, the Company now desires to amend the Plan to extend the time for exercise of vested options after the termination of employment of executive officers for reasons other than termination for cause.

NOW THEREFORE, effective as of the 20th day of April 2011, the Plan is hereby amended by replacing Section 5(b)(ii) with the following new Section 5(b)(ii) that shall read as follows:

(ii)          Any vested but unexercised Options held by or through such individual as of the date of his or her Employment Termination shall expire and be of no further force and effect unless either exercised or surrendered under a SAR as follows: (1) with respect to any Eligible Employee who is an executive officer of the Company, such expiration date shall be the expiration date of the Option and (2) with respect to all other Eligible Employees, within the earlier of: (a) 90 days after the date of such individual’s Employment Termination (one year in the case of an Incentive Option if such termination is due to the individual’s disability within the meaning of Section 22(e)(3) of the Code), or (b) the expiration date of the Option.

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IN WITNESS WHEREOF, BPZ Resources, Inc. has caused this Amendment to be executed by its duly authorized representatives on this 20th day of April, 2011.

By:	/s/ Manuel-Pablo Zúñiga-Pflücker	By:	/s/ J. Durkin Ledgard
	Manuel-Pablo Zúñiga-Pflücker		J. Durkin Ledgard
	President and Chief Executive Officer		Chief Legal Officer & Corporate Secretary